Exhibit 8.1

To Call Writer Directly: (312) 862-2779	300 North LaSalle Chicago, IL 60654 (312) 862-2000 www.kirkland.com	Facsimile: (312) 862-2200

April 17, 2018

Cision Ltd. 130 E. Randolph St. 7th Floor Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as counsel to Cision Ltd., a Cayman Islands exempted company (the “Company”) and we have examined the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on 17 April 2018 (the “Registration Statement”). We refer to the Company’s (i) proposed offer to holders of its warrants (the “Warrants”) to acquire the ordinary shares of the Company, par value $0.0001 (“Ordinary Shares”) to exchange Warrants for 0.26 Ordinary Shares for each Warrant (together with any amendments, supplements or extensions thereof, the “Exchange Offer”) and (ii) solicitations of consents from the holders of Warrants to amend the Amended and Restated Warrant Agreement, dated as of 17 October 2017 between the Company and Continental Stock Transfer & Trust Company that governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into 0.234 Ordinary Shares. References in this opinion to the Registration Statement include the prospectus describing the Exchange Offer forming a part of the Registration Statement (the “Prospectus”).

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the Registration Statement (including all exhibits and schedules thereto) and such other instruments and documents related to the formation, organization and operation of the Company or to the consummation of the Exchange Offer and the transactions contemplated thereby as we have deemed necessary or appropriate.

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Cision Ltd.

April 17, 2018

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. All representations, warranties, and statements made or agreed to by the Company and by its management, employees, officers, directors, and stockholders in connection with the Exchange Offer, including, but not limited to, those set forth in the Registration Statement are, or will be, true, complete and accurate at all relevant times.

3. The Exchange Offer will be consummated as described in the Registration Statement.

Opinion — U.S. Federal Income Tax Consequences

Based upon and subject to the foregoing and consideration of applicable law, we are of the opinion that, subject to the assumptions and limitations set forth therein, the discussion in the Prospectus under the caption “The Offer -- Material U.S. Federal Income Tax Consequences” accurately summarize the matters described therein in all material respects. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. Our opinion is not binding on the United States Internal Revenue Service or any court and there is no assurance or guarantee that the United States Internal Revenue Service or a court will agree with our conclusions.

Cision Ltd.

April 17, 2018

We express no opinion as to any tax laws other than the federal income tax laws of the United States and do not undertake to advise you as to any changes in such federal tax law after the date hereof that may affect our opinion. We caution that to the extent any of the representations, warranties, covenants and assumptions material to our opinion and upon which we have relied are not complete, are inaccurate or are not complied with in all material respects, our opinion as set forth above could be adversely affected. Further, this opinion is solely for your benefit and shall not inure to the benefit of any other person, including without limitation any successor or assign of yours, whether by operation of law or otherwise, and is not to be used or relied upon for any other purpose except in connection with the Exchange Offer without our express written permission. Notwithstanding the aforesaid, you may release a copy of this opinion (a) to the extent required by any applicable law or regulation; (b) to any regulatory authority having jurisdiction over you; (c) in connection with any actual or potential dispute or claim to which you are a party relating to the Exchange Offer; (d) to any rating agency, in its capacity as provider of a rating in respect of the Company or any securities issued by it, or (e) to your auditors, professional advisors, employees, officers and any of your affiliates, in each case of clauses (a) through (e) above, for the purposes of information only on the strict understanding that we assume no duty or liability whatsoever to any such recipient enumerated in clauses (a) through (e) as a result thereof or otherwise.

This opinion has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in “The Offer -- Material U.S. Federal Income Tax Consequences” section of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP